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                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 25, 2003 accompanying the financial statements as of and for the year ended December 31, 2002 of Unigene Laboratories, Inc. contained in the Registration Statement and Prospectus. Our report contains an explanatory paragraph that states that Unigene Laboratories, Inc has stockholder demand loans in default, has suffered recurring losses from operations and has a working capital deficiency which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Selected Financial Data" and "Experts."


GRANT THORNTON LLP


Edison, New Jersey
November 5, 2003